Pricing Supplement Dated: October 5, 2009 (To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008) Pricing Supplement No. 17	Rule 424(b)(3) File No. 333-150486

U.S. $876,615,000

JOHN DEERE CAPITAL CORPORATION

JDCC CORENOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed Rate Note CUSIP Number	Price to Public (%)	Price to Purchasing Agent (%)	Fixed Interest Rate per Annum(%)	Interest Payment Frequency	Interest Payment Dates	Survivor’s Option	Stated Maturity Date
24424CBH3	100.000	99.250	3.000	SEMI-ANNUAL	April and October 15 of each year, beginning April 15, 2010	YES	October 15, 2013

Redemption Information: Non-Callable

The debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (see “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation

Trade Date: Friday, October 09, 2009
Settlement Date: Thursday, October 15, 2009
Other Terms: None
Purchasing Agent: Incapital LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by visiting InterNotes.com. Alternatively, the issuer or Incapital LLC will arrange to send you the prospectus if you request it by emailing info@incapital.com.

John Deere Capital Corporation JDCC CoreNotesSM

Incapital LLC will serve as Purchasing Agent for the JDCC CoreNotes program established pursuant to the prospectus supplement dated February 26, 2009 to the prospectus dated May 7, 2008.
CoreNotesSM is a service mark of Merrill Lynch & Co., Inc.